UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 19, 2008

Commerce Bancorp, Inc.

(Exact name of Registrant as specified in its charter)

New Jersey	1-12069	22-2433468
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034-5400
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(856) 751-9000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On February 19, 2008, the Board of Directors of Commerce Bancorp, Inc. (the “Company”) ratified a grant of options (including the options described below) to certain employees and directors with respect to calendar year 2007.  The grant was previously approved by the Company’s Compensation Committee at its meeting on the same date.  In connection with this grant, the Company and The Toronto-Dominion Bank ("TD Bank") entered into a mutual waiver with respect to certain provisions of the Agreement and Plan of Merger, dated as of October 2, 2007, among the Company, TD Bank and a subsidiary of TD Bank (the "Merger Agreement"). The Merger Agreement contemplates that options with respect to calendar year 2007 would only be granted by TD Bank after the completion of the merger.  The mutual waiver permitted the Company to issue the aforementioned options and eliminated any obligations of TD Bank to make grants to Commerce employees of equity-based awards with respect to TD Bank common shares as contemplated by Section 7.7(c) of the Merger Agreement.  The options to employees and directors were granted under the Company’s 2004 Stock Option Plan and 1998 Director stock option plans, respectively, and are subject to the terms of such plans.

As part of such action, the Board of Directors also ratified the following items approved by the Company's Compensation Committee:

•	2007 cash bonus and stock option grants for the Company’s Chief Financial Officer and Named Executive Officers:

Name	Title	Cash Bonus	Stock Option Grants[1]
Dennis M. DiFlorio	Chairman, Commerce N.A.	$500,000	125,000
Douglas J. Pauls	Executive Vice President and Chief Financial Officer	$250,000	40,000
Robert D. Falese, Jr.	President and Chief Executive Officer, Commerce N.A.	$500,000	125,000

1 Grants made pursuant to the Company’s 2004 Employee Stock Option Plan at an exercise price of $36.84, the market price on the date of grant.

•	2008 Base Salaries for the Company’s Chief Financial Officer and Named Executive Officers:

Name	Title	Base Salary
Dennis M. DiFlorio	Chairman, Commerce N.A.	$1,000,000
Douglas J. Pauls	Executive Vice President and Chief Financial Officer	$600,000
Robert D. Falese, Jr.	President and Chief Executive Officer, Commerce N.A.	$900,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Commerce Bancorp, Inc.

February 29, 2008	By:	/s/ Douglas J. Pauls
	Name:	Douglas J. Pauls
	Title:	Executive Vice President and Chief Financial Officer